Exhibit 10.18

GUARANTEE

made by

RISE GRASS VALLEY INC.

in favour of

MERIDIAN JERRITT CANYON CORP.

dated as of

February 14, 2019

This GUARANTEE (this “Guarantee”), dated as of February 14, 2019, is made by Rise Grass Valley Inc., a Nevada corporation, (the “Guarantor”) in favour and for the benefit of Meridian Jerritt Canyon Corp., a Delaware Corporation (the “Creditor”).

RECITALS

WHEREAS, Rise Gold Corp., a Nevada corporation (the “Corporation”), has entered into a convertible debenture dated February 14, 2019 with the Guarantor and the Creditor (as amended, amended and restated, renewed, extended, supplemented, replaced or otherwise modified from time to time, the “Convertible Debenture”);

WHEREAS, the Guarantor considers it in its best interest to provide this guarantee as the Guarantor will derive substantial direct and indirect benefits from the Creditor providing credit and other financial accommodations to the Corporation;

WHEREAS, it is a condition precedent to the Creditor making credit available to the Corporation under the Convertible Debenture from time to time that the Guarantor shall have executed and delivered this Guarantee.

NOW THEREFORE, in consideration of the Creditor agreeing to, and in order to induce the Creditor to, extend credit in favour of the Corporation under the terms of the Convertible Debenture, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Guarantor hereby agrees as follows:

Article 1
INTERPRETATION

1.01	Definitions.

For purposes of this Guarantee, capitalized terms used herein without definition shall have the meanings ascribed to them in the Convertible Debenture, and the following terms shall have the following meanings:

“Convertible Debenture” is defined in the Preamble hereof.

“Corporation” is defined in the Preamble hereof.

“Creditor” is defined in the Preamble hereof.

“Guarantee” is defined in the Preamble hereof.

“Guaranteed Obligations” is defined in Section 2.01.

“Guarantor” is defined in the Preamble hereof.

“Transaction Documents” means the Convertible Debenture and the Security Agreements (as defined in the Convertible Debenture).

1.02	References to Specific Terms

Where this Guarantee uses the word “including,” it means “including without limitation,” and where it uses the word “includes,” it means “includes without limitation.”

1.03	Headings

The headings used in this Guarantee and its division into articles, sections, schedules, exhibits, appendices, and other subdivisions do not affect its interpretation.

1.04	Internal references

References in this Guarantee to articles, sections, schedules, exhibits, appendices, and other subdivisions are to those parts of this Guarantee.

Article 2
AGREEMENT TO GUARANTEE OBLIGATIONS

2.01	Guarantee.

The Guarantor, hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety,

(a)	the due and prompt payment by the Corporation of all present and future indebtedness, liabilities and obligations (including all principal, interest, fees, expenses and other amounts) of any and every kind, nature and description (whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, joint or several, in any currency and whether as principal debtor, guarantor, surety or otherwise) of the Corporation to the Creditor under, in connection with or with respect to the Transaction Documents as and when due, whether at stated maturity, by acceleration, declaration, demand, or otherwise; and

(b)	the due and prompt performance of all covenants, agreements, obligations and liabilities of the Corporation under or in respect of the Transaction Documents;

all such obligations, whether now or hereafter existing, being referred to collectively as the “Guaranteed Obligations”. The Guarantor further agrees that all or part of the Guaranteed Obligations may be increased, extended, substituted, amended, renewed or otherwise modified without notice to or consent from the Guarantor and such actions shall not affect the liability of the Guarantor hereunder.

2.02	Indemnity

If the Creditor cannot recover the Guaranteed Obligations under Section 2.01 for any reason, then, in addition to the guarantee provided by the Guarantor in Section 2.01 and as a separate and distinct obligation, the Guarantor shall indemnify the Creditor against all direct and indirect claims, losses, payments, and expenses that the Creditor may suffer or incur in connection with the Corporation’s failure to satisfy the Guaranteed Obligations.

2.03	Demand.

Liability of the Guarantor to make payment under this Guarantee shall arise immediately upon delivery by the Creditor to the Guarantor of a written demand for payment.

2.04	Interest

The Guarantor’s liability, whether as a guarantor, indemnitor, or primary obligor, bears interest from the date that the Creditor makes a demand upon the Guarantor, both before and after demand, default, or judgment and until actual payment in full, at an annual rate of interest fluctuating with and at all times equal to the highest rate applicable to the Guaranteed Obligations, calculated and payable monthly. The terms of Section 2.03(c) of the Convertible Debenture are herein incorporated by reference, mutatis mutandis.

2.05	Agreed currency

The Guarantor shall make payments under this Guarantee on account of the Guaranteed Obligations in the currency in which the Corporation must pay each component of the Guaranteed Obligations.

2.06	Reinstatement.

The Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time all or part of any payment of any Guaranteed Obligation is voided, rescinded or must otherwise be returned by the Creditor or any other person upon the insolvency, bankruptcy or reorganization of the Corporation or otherwise.

2.07	Acceleration of maturity

Provided an Event of Default has occurred, the Creditor may accelerate the maturity date of the Guaranteed Obligations for the purposes of this Guarantee, notwithstanding any stay existing under any bankruptcy, insolvency, reorganization, or other similar Applicable Law of any jurisdiction preventing that acceleration.

Article 3
GUARANTEE ABSOLUTE AND UNCONDITIONAL; WAIVERS

3.01	Guarantee Absolute and Unconditional; No Waiver of Obligations.

The Guarantor guarantees that the Guaranteed Obligations will be paid and performed strictly in accordance with the terms of the Convertible Debenture and the other Transaction Documents, regardless of any law, regulation or order of any Governmental Authority now or hereafter in effect. The obligations of the Guarantor hereunder are independent of the obligations of the Corporation under any Transaction Document. A separate action may be brought against the Guarantor to enforce this Guarantee, whether or not any action is brought against the Corporation or whether or not the Corporation is joined in any such action. The Creditor shall not be required to seek recourse against the Corporation or any other party or realize upon any security it may hold before being entitled to payment by the Guarantor under this Guarantee. The liability of the Guarantor hereunder is irrevocable, continuing, absolute and unconditional and the obligations of the Guarantor hereunder, to the fullest extent permitted by applicable law, shall not be discharged or impaired or otherwise affected by, and the Guarantor hereby irrevocably waives any defences to enforcement or liability hereunder it may have (now or in the future) by reason of:

(a)	any illegality, invalidity or unenforceability of any Guaranteed Obligation, any Transaction Document or any related agreement, security or instrument for any reason whatsoever;

(b)	any impossibility, impracticality, frustration of purpose, force majeure, or act of government;

(c)	any limitation, postponement, subordination, prohibition, or other restriction on the Creditor’s rights and remedies in connection with the Guaranteed Obligations (including any court order that purports to prohibit or suspend the acceleration of the time for payment of any of the Guaranteed Obligations, the Corporation’s payment of any of the Guaranteed Obligations, or the Creditor’s rights and remedies against the Corporation in connection with the Guaranteed Obligations);

(d)	any change in, or variation of, the Guaranteed Obligations or any other obligation of either the Corporation or Guarantor under any Transaction Document including, without limitation, any increase in the Guaranteed Obligations, any change in the interest or fees payable, any renewal, extension, amendment, rescission, waiver, release, discharge, indulgence, compromise, arrangement or other variation in connection with the Guaranteed Obligations, any Transaction Document or any other agreement;

(e)	any taking, exchange, substitution, variation, release, impairment, subordination or non-perfection of any security or collateral for the Guaranteed Obligations, or any taking, release, impairment, amendment, waiver or other modification of any guarantee of the Guaranteed Obligations;

(f)	any manner of sale, disposition or application of proceeds of any collateral or other assets to all or part of the Guaranteed Obligations;

(g)	any loss or diminution in value of the security or collateral held for the Guaranteed Obligations, whether such loss or diminution arises from any act or omission of the Creditor;

(h)	any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations;

(i)	any change, restructuring or termination of the corporate structure, ownership or existence of any of the Corporation or Guarantor or any of its subsidiaries or any insolvency, bankruptcy, winding-up, liquidation, dissolution, amalgamation, reorganization or other similar proceeding affecting the Corporation, the Guarantor, the Creditor or their respective assets or any resulting restructuring, compromise, release or discharge of any Guaranteed Obligations;

(j)	any change in the name, status, function, control, constitution, objects, capital stock, or ownership of the Corporation, the Guarantor, the Creditor, or any other Person;

(k)	that the Corporation or Guarantor may not be a legal or suable entity, or any other irregularity, defect, fraud, or informality of the Corporation or the Guarantor;

(l)	any failure of the Creditor to disclose to the Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Corporation or any other information now or hereafter known to the Creditor;

(m)	the failure of any other person to execute or deliver this Guarantee, or any other guarantee or agreement or the release or reduction of liability of the Guarantor or other guarantor or surety with respect to the Guaranteed Obligations;

(n)	the failure of the Creditor to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Transaction Document or otherwise;

(o)	any defence, set-off or counterclaim (other than a defence of payment or performance) that may at any time be available to, or be asserted by, the Corporation against the Creditor;

(p)	the Creditor’s failure to marshal any assets;

(q)	the absence, impairment, or loss of any of the Guarantor’s right to subrogation, reimbursement, or contribution, or any other right against the Corporation or any other Person or any security or collateral, or

(r)	any other circumstance (including, without limitation, any statute of limitations) or manner of administering the Guaranteed Obligations or any existence of or reliance on any representation by the Creditor that might vary the risk of the Guarantor or otherwise operate as a defence available to, or a legal or equitable discharge of, the Corporation or any other guarantor or surety.

3.02	Acknowledgements.

(a)	The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guarantee and acknowledges that this Guarantee is continuing in nature, shall guarantee any ultimate balance owing to the Creditor, and applies to all presently existing and future Guaranteed Obligations, until the complete, irrevocable and indefeasible payment and satisfaction in full of the Guaranteed Obligations.

(b)	This Guarantee is a guarantee of payment and performance and not of collection. The Creditor shall not be obligated to (i) enforce or exhaust its remedies against the Corporation or any other Person or under the Convertible Debenture or any other document, (ii) realize on any security, collateral, or other guarantees that it may hold at any time in connection with the Guaranteed Obligations or (iii) take any other action before proceeding to enforce this Guarantee. The liability of the Guarantor to make payment under this Guarantee shall arise immediately upon delivery to it of a written demand for payment hereunder.

(c)	The Guarantor renounces all benefits of discussion and division.

(d)	This Guarantee is a direct guarantee and independent of the obligations of the Corporation to the Creditor. The Creditor may resort to the Guarantor for payment and performance of the Guaranteed Obligations whether or not the Creditor shall have resorted to any collateral therefor or shall have proceeded against Corporation or any other guarantors with respect to the Guaranteed Obligations. The Creditor may, at its option, proceed against the Guarantor and the Corporation, jointly and severally, or against the Guarantor only without having obtained a judgment against the Corporation.

(e)	The Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonour and any other notice with respect to any of the Guaranteed Obligations, the Convertible Debenture and this Guarantee and any requirement that the Creditor protect, secure, perfect or insure any security interest, lien or other encumbrance or any property subject thereto.

(f)	The Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time all or part of any payment of any Guaranteed Obligation is voided, rescinded or recovered or must otherwise be returned by the Creditor upon the insolvency, bankruptcy or reorganization of Corporation.

(g)	This Guarantee shall continue to apply to all Guaranteed Obligations owing to the Creditor by any amalgamated corporation resulting from the Corporation amalgamating with one or more other corporations.

(h)	The Guarantor acknowledges receipt of an executed copy of this Guarantee.

Article 4
POSTPONEMENT OF RIGHTS; SUBORDINATION

4.01	Postponement of Rights; Subordination

(a)	Postponement of Rights. Until such time as the Guaranteed Obligations have been paid in full, the Guarantor agrees that it shall not (i) exercise any right of set-off or assert any counterclaim against the Corporation with respect to any indebtedness or liability of the Corporation to the Guarantor; (ii) exercise any of its rights of subrogation to the Creditor’s position with respect to any payments it has made hereunder; (iii) assert or enforce any claim to indemnification or reimbursement against the Corporation or any other guarantor; or (iv) assert any right of contribution against any other guarantor.

(b)	Subordination. Any indebtedness of the Corporation now or hereafter held by the Guarantor is hereby subordinated in right of payment to the prior payment in full in cash of the Guaranteed Obligations. If any payment shall be paid to the Guarantor in violation of the immediately preceding sentence on account of any such indebtedness of the Corporation, such amount shall be held in trust for the benefit of the Creditor, segregated from other funds of such Guarantor, and promptly paid or delivered to the Creditor in the same form as so received (with any necessary endorsement or assignment) to be credited against the payment of the Guaranteed Obligations, whether due or to become due, in accordance with the terms of the Transaction Documents or to be held as collateral for any Guaranteed Obligations.

Article 5
REPRESENTATIONS AND WARRANTIES; COVENANTS

5.01	Representations and Warranties.

The Guarantor represents and warrants that all representations and warranties relating to it contained in the Transaction Documents are true and correct. The Guarantor further represents and warrants that:

(a)	There are no conditions precedent to the effectiveness of this Guarantee that have not been satisfied or waived.

(b)	It has (i) has full opportunity to review this Guarantee, (ii) had full opportunity to obtain independent legal advice relating to this Guarantee, (iii) independently and without reliance upon or pressure from the Creditor or any other Person and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guarantee and any other Transaction Document to which it is or may become a party, and has established adequate procedures for continually obtaining information pertaining to, and is now and at all times will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of the Corporation.

5.02	Covenants.

The Guarantor covenants and agrees that it will perform and observe, and cause each of its subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Transaction Documents that are required to be, or that the Corporation has agreed to cause to be, performed or observed by the Guarantor or any subsidiary.

Article 6
MISCELLANEOUS

6.01	Taxes.

All payments to be made by the Guarantor under this Guarantee (whether on account of principal, interest, fees, costs or any other amount) shall be made in freely transferable, immediately available funds and without set-off, withholding or deduction of any kind whatsoever, except to the extent required by Applicable Law; provided that if the Guarantor shall be required to deduct or withhold any Taxes from such payments, then the sum payable shall be increased as necessary so that, after making all required deductions or withholdings, the Creditor receives an amount equal to the sum it would have received had no such deduction or withholding been made.

6.02	Right of Set-Off.

If an Event of Default shall have occurred and be continuing, the Creditor and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, and without prior notice to the Guarantor or the Corporation, any such notice being expressly waived by the Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Creditor or such Affiliate to or for the credit or the account of the Guarantor or the Corporation against any and all of the obligations of such Guarantor or such Corporation now or hereafter existing under this Guarantee or any other Transaction Document to the Creditor or its Affiliates whether direct or indirect, absolute or contingent, matured or unmatured, and irrespective of whether or not the Creditor or Affiliate shall have made any demand under this Guarantee or any other Transaction Document and although such obligations of such Guarantor or such Corporation are owed to a branch, office or Affiliate of the Creditor different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The Creditor agrees to notify the Guarantor promptly after any such set off and appropriation and application; provided that the failure to give such notice shall not affect the validity of such set off and appropriation and application.

6.03	Remedies cumulative

The rights, remedies and powers of the Creditor and its Affiliates under this Guarantee are cumulative and in addition to, and not exclusive of or in substitution for, any other rights and remedies (including other rights of set-off) that the Creditor or such Affiliate may have.

6.04	Guarantee in addition

This guarantee is in addition to and not in substitution for any other guarantee, security, or agreement now or later held by the Creditor in connection with the Guaranteed Obligations.

6.05	Waivers/Amendments in Writing.

(a)	No term or provision of this Guarantee may be waived, amended, supplemented or otherwise modified except by an agreement in writing signed by the Guarantor and the Creditor.

(b)	No waiver by a party will extend to any subsequent non-satisfaction or non-performance of an obligation under this Guarantee, whether or not of the same or similar nature to that which was waived.

(c)	No waiver by a party will affect the exercise of any other rights or remedies by that party under this Guarantee. Any failure or delay by a party in exercising any right or remedy will not constitute, or be deemed to constitute, a waiver by that party of that right or remedy. No single or partial exercise by a party of any right or remedy will preclude any other or further exercise by that party of any right or remedy.

6.06	Further assurances

The Guarantor, upon receipt of notice from the Creditor, shall sign (or cause to be signed) all further documents, do (or cause to be done) all further acts, and provide all reasonable assurances as may reasonably be necessary or desirable to give effect to this Guarantee.

6.07	Notices.

All notices and other communications provided for herein shall be made in accordance with Section 8.6 (Notices) of the Convertible Debenture.

6.08	Continuing Guarantee.

This Guarantee is a continuing guarantee and shall remain in full force and effect until the full and final payment in full of the Guaranteed Obligations and all other amounts payable under this Guarantee.

6.09	Successors and Assigns; Assignments Under the Convertible Debenture.

(a)	Successors and Assigns. This Guarantee shall be binding on the Guarantor, its successors and permitted assigns, and shall inure to the benefit of and be enforceable by the Creditor and its successors and assigns.

(b)	Assignment. The Creditor may assign or otherwise transfer all or any portion of its rights and obligations under this Guarantee or under the Convertible Debenture and any security relating to the Convertible Debenture to any other Person without the consent of the Guarantor, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Creditor herein or otherwise. The Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Creditor.

6.10	Severability.

If any term or provision of this Guarantee is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Guarantee or invalidate or render unenforceable such term or provision in any other jurisdiction.

6.11	Conflict of terms

If there is any inconsistency between the terms of this Guarantee or in any document entered into or delivered under any other Transaction Document, the terms of the agreement that provides the Creditor greater benefits, rights, or remedies will prevail. The parties shall take all necessary steps to conform the inconsistent terms to the terms of that agreement.

6.12	Counterparts.

This Guarantee and any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, and all taken together shall constitute a single contract. This Guarantee and the other Transaction Documents constitute the entire contract among the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Guarantee by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Guarantee.

6.13	Binding effect

This Guarantee enures to the benefit of and binds the parties and their respective successors and permitted assigns.

6.14	Corporation’s information

The Creditor possesses and will possess information relating to the Corporation that is and may be material to this Guarantee. The Creditor has no obligation to disclose to the Guarantor any information that it may now or later possess concerning the Corporation.

6.15	Limitation Period.

If any limitation period applies to any claim for payment of the Guaranteed Obligations or remedy for enforcement of the Guaranteed Obligations, then

(a)	if Applicable Law permits, any limitation period is expressly excluded and entirely waived;

(b)	if Applicable Law prohibits a complete exclusion and waiver of any limitation period, any limitation period is extended to the maximum length permitted by Applicable Law;

(c)	any applicable limitation period begins only after the Creditor expressly makes a demand in respect of the Guaranteed Obligations; and

(d)	any applicable limitation period begins afresh upon the Guarantor making any payment or other acknowledgement of the Guaranteed Obligations.

6.16	Governing Law; Jurisdiction; Etc.

(a)	Governing Law. This Guarantee and any claim, controversy, dispute or cause of action based upon, arising out of or relating to this Guarantee shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(b)	Submission to Jurisdiction. Any action or proceeding arising out of or based upon this Guarantee may be brought in the courts of the Province of British Columbia, and each party irrevocably submits and agrees to attorn to the non-exclusive jurisdiction of such courts in any such action or proceeding. The parties irrevocably and unconditionally waive any objection to the venue of any action or proceeding in such courts and irrevocably waive and agree not to plead in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein or in any other Transaction Document shall affect any right that the Creditor may otherwise have to bring any action or proceeding relating to this Guarantee or any other Transaction Document against any of the Guarantor or Corporation or its properties in the courts of any jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Guarantee to be executed as of the date first written above by their respective officers thereunto duly authorized.

Guarantor:

RISE GRASS VALLEY INC.

By	/s/ Vince Boon
Name: Vince Boon
Title: CFO/Treasurer